Exhibit 21.1

Subsidiaries of NNN 2003 Value Fund, LLC as of March 21, 2012

NNN VF Chase Tower Reo, LP (Texas)

NNN Enterprise Way, LLC (Delaware)

NNN Executive Center 2003, LP (Texas)

NNN Executive Center II & III 2003, LP (Texas)